FIRST AMENDED AND RESTATED REVOLVING PROMISSORY NOTE
Operating Line of Credit - Revolving Loan

Omaha, Nebraska                                    $10,000,000
Note Date: May 12, 2011                     Maturity Date: May 1, 2012

On or before May 1, 2012, Dakota Ethanol, L.L.C., a South Dakota limited liability company ("BORROWER") promises to pay to the order of First National Bank of Omaha ("BANK") at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Ten Million and no hundredths Dollars ($10,000,000.00) or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this First Amended and Restated Revolving Promissory Note ("Note") and the First Amended and Restated Construction Loan Agreement (as amended, the "AGREEMENT") executed by the BANK and BORROWER dated as of June 18,2 009, as it may, from time to time, be amended, including by that certain Second Amendment of First Amended and Restated Construction Loan Agreement of even date with this Note. This Note evidences the REVOLVING LOAN described in the AGREEMENT, and amends and restates that certain Revolving Promissory Note dated May 13, 2010 executed and delivered by BORROWER in favor of BANK, but is not a novation thereof.

Interest will accrue on this Note and be paid as provided for in the AGREEMENT. Principal will be paid on the Loan Termination Date applicable to this Note, as provided for in the AGREEMENT.

The AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER's performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the AGREEMENT.

The aggregate unpaid principal amount hereof plus interest shall become immediately due and payable without demand or further action on the part of the BANK upon the occurrence of an EVENT OF DEFAULT as set forth under the AGREEMENT or any other LOAN DOCUMENT. If the maturity date of this NOTE is accelerated as a consequence of an EVENT OF DEFAULT, then the BANK shall have all the rights and remedies provided for in the AGREEMENT, the other LOAN DOCUMENTS or otherwise available at law or in equity. The rights, powers, privileges, options and remedies of BANK provided in the AGREEMENT, the other LOAN DOCUMENTS or otherwise available at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of BANK, and may be exercised as often as occasion therefor shall occur. No delay or discontinuance in the exercise of any right, power, privilege, option or remedy shall be deemed a waiver of such right, power, privilege, option or remedy, nor shall the exercise of any right, power, privilege, option or remedy be deemed an election of remedies or a waiver of any other right, power, privilege, option or remedy. Without limiting the generality of the foregoing, the BANK's waiver of an EVENT OF DEFAULT shall not constitute a waiver of acceleration in connection with any future EVENT OF DEFAULT. The BANK may rescind any acceleration of this NOTE without in any way waiving or affecting any acceleration of this NOTE in the future as a consequence of an EVENT OF DEFAULT. The BANK's acceptance of partial payment or partial performance shall not in any way affect or rescind any acceleration of this NOTE made by the BANK.
Furthermore, BANK reserves the right to offset without notice all funds held by BANK against debts owing to BANK by BORROWER.
All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.

[SIGNATURE PAGE FOLLOWS]

Executed as of the 12th day of May, 2011.

Dakota Ethanol, L.L.C.

By:    /s/ Scott Mundt
Scott Mundt, Chief Executive Officer